SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported)

August 31, 2000

OTTAWA FINANCIAL CORPORATION

(Exact name of Registrant as specified in its Charter)

Delaware	0-24118	38-3172166
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification Number)

245 Central Avenue, Holland, Michigan	49423
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (616) 393-7000

N/A

(Former name or former address, if changed since last Report)

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ITEM 5. OTHER EVENTS.

       On August 31, 2000, the boards of directors of Fifth Third Bancorp ("Fifth Third") and Ottawa Financial Corporation ("Ottawa") announced the signing of a definitive agreement whereby Fifth Third will acquire Ottawa and its subsidiary AmeriBank. The agreement calls for Ottawa shareholders to receive .54 shares of Fifth Third common stock for each share of Ottawa common stock, with a minimum value of $22.01 per share. Based upon 6,684,565 outstanding Ottawa shares and Fifth Third's August 30 closing price of $44.375, the transaction has a value of approximately $160.2 million or $23.97 per share. In addition, pursuant to the agreement, AmeriBank will merge into Fifth Third Bank, Northern Indiana.

       The acquisition will be accounted for as a purchase and is expected to close in the fourth quarter of 2000. The agreement has been approved by the board of directors of both companies. However, the acquisition is contingent on the approval of Ottawa shareholders and the approval of regulatory authorities.

       Fifth Third has announced plans to repurchase in the open market a number of its common shares approximating those expected to be issued to Ottawa shareholders. The common share repurchases will be executed in accordance with the previously announced share repurchase plan approved by Fifth Third's Board of Directors on June 20, 2000.

       The foregoing information does not purport to be complete and is qualified in its entirety by reference to the agreement attached hereto.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS.

(c) Exhibits:

Exhibit 2 - Affiliation Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

OTTAWA FINANCIAL CORPORATION

Date: August 31, 2000	By: /s/ Jon W. Swets Jon W. Swets Senior Vice President and Chief Financial Officer

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EXHIBIT INDEX

Exhibit No.	Description
2	Affiliation Agreement